Exhibit 99.1
PIERRE R. BRONDEAU ELECTED TO
MARATHON OIL CORPORATION BOARD OF DIRECTORS

HOUSTON, Oct. 27, 2010 – Marathon Oil Corporation (NYSE: MRO) announced today that Pierre R. Brondeau has been elected to the Company's board of directors, effective Jan. 1, 2011.

Brondeau is president, CEO and chairman of the Board of Philadelphia-based FMC Corporation (NYSE: FMC), the diversified chemical company that serves agricultural, industrial and consumer markets globally.

“Marathon is very pleased to welcome Pierre Brondeau to the Company’s board of directors,” said Thomas J. Usher, Marathon’s non-executive chairman of the board. “Pierre is a veteran of the chemical industry and has demonstrated a thoughtful, strategic mindset and an in-depth understanding of global markets. As CEO of FMC and in prior executive roles, he has navigated some of the same issues facing oil and gas companies like Marathon, such as sustainability, large capital investment decisions and a rapidly changing competitive landscape. That insight and experience make him an outstanding addition to the Marathon board.”

Brondeau joined FMC as president and CEO on Jan. 1, 2010, and became chairman Oct. 1. Before joining FMC, Brondeau most recently served as president and CEO of Dow Advanced Materials, a division of Dow Chemical Company.

Brondeau spent the majority of his career at chemicals manufacturer Rohm and Haas Company, where he was serving as president and chief operating officer when it was acquired by Dow Chemical in April 2009. Brondeau joined Rohm and Haas in 1989 and held leadership positions in technology, operations and marketing before transitioning to senior management in the mid-1990s. He led Rohm and Haas’ electronic materials subsidiary through a period of significant growth and held executive positions of increasing responsibility in the United States and Europe before being named president and COO in 2008.

Brondeau also serves on the board of directors of Tyco Electronics Corporation (NYSE: TEL), a global provider of engineered electronic components, network solutions, specialty products and subsea communication systems.

Brondeau holds a Bachelor of Science degree in biochemical engineering from the Institut National des Sciences Appliquées (INSA) in Toulouse, France; a Master of Science degree in food sciences from the Universite de Montpellier in Montpellier, France; and a doctorate in biological chemistry, also from INSA.

Marathon is an integrated international energy company engaged in exploration and production; oil sands mining; integrated gas; and refining, marketing and transportation operations. Marathon, which is based in Houston, has principal operations in the United States, Angola, Canada, Equatorial Guinea, Indonesia, Iraqi Kurdistan Region, Libya, Norway, Poland and the United Kingdom. Marathon is the fourth largest United States-based integrated oil company and the nation's fifth largest refiner. For more information, please visit our website at http://www.marathon.com.

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